   Filed pursuant to Rule 424(b)(3)
Registration No. 333-144938
and under Rule 429 Registration No. 333-140370

PROSPECTUS SUPPLEMENT NO. 3
(To the Prospectus dated December 11, 2007)

18,574,496 Common Units
Representing Limited Partner Interests
____________________

This Prospectus Supplement No. 3 supplements the prospectus dated December 11, 2007, the prospectus supplement No. 1 dated December 13, 2007, and the prospectus supplement No. 2 dated December 19, 2007  (collectively, the "Prospectus"), relating to the sale by the holders of  common units of limited partner interests of Eagle Rock Energy Partners, L.P.  This Prospectus Supplement should be read in conjunction with the Prospectus which is to be delivered with this Prospectus Supplement.  If there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Investing in our common units involves risks.  You should read the section entitled “Risk Factors” beginning on page 11 of the Prospectus, for a discussion of certain risk factors that you should consider when investing in our common units.

This Prospectus Supplement is filed for the purposes of including the information relating to the commencement by Eagle Rock Energy Partners, L.P. of a two-phase midstream project which will consolidate volumes and operations in our West Panhandle System and enhance our capacity and recovery efficiencies in our fast-growing East Panhandle System.

______________________

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

_____________________

The date of this Prospectus Supplement is February 20, 2008.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

______________________________

FORM 8-K
_________________________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 20, 2008 (February 19, 2008)

EAGLE ROCK ENERGY PARTNERS, L.P.
(Exact name of Registrant as specified in its charter)

Delaware	001-33016	68-0629883

(State or other jurisdiction of incorporation or organization)	Commission File Number	(I.R.S. Employer Identification No.)

16701 Greenspoint Park Drive, Suite 200 Houston, Texas		77060

(Address of principal executive offices)		(Zip Code)
(281) 408-1200
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

□   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

□   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

□   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01  Other Items.

On February 19, 2008, the registrant issued a press release announcing the commencement of a two-phase midstream project which will consolidate volumes and operations in the Partnership’s West Panhandle System and enhance the Partnership’s capacity and recovery efficiencies in its fast-growing East Panhandle System.  The total project involves diverting West Panhandle volumes from the Partnership’s Stinnett Plant, located in Moore County, Texas to its Cargray Plant, located in Carson County, Texas and subsequently relocating the Stinnett Plant’s high-efficiency cryogenic technology to the East Panhandle Arrington System, located in Hemphill County, Texas. The press release is filed with this Current Report as Exhibit 99.1 and is incorporated herein by this reference.

Item 9.01		Financial Statements and Exhibits.

	(d)	Exhibits.

	Exhibit No.		Description

	99.1		Press Release of Eagle Rock Energy Partners, L.P. dated February 19, 2008.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

EAGLE ROCK ENERGY PARTNERS, L.P.

	By:	Eagle Rock Energy GP, L.P.,
its general partner

	By:	Eagle Rock Energy G&P, LLC,
its general partner
Date: February 20, 2008
	By:	/s/ Joseph A. Mills
Joseph A. Mills
Chief Executive Officer

INDEX TO EXHIBITS

Exhibit No.	Description

99.1	Press Release of Eagle Rock Energy Partners, L.P. dated February 19, 2008.